INVESTMENT SUB-ADVISORY AGREEMENT

    INVESTMENT SUB-ADVISORY AGREEMENT made as of the 14th day of October, 2021, by and among PACER FUNDS TRUST (the “Trust”), PACER ADVISORS INC. (“Adviser”), and PACIFIC ASSET MANAGEMENT LLC (“Sub-Adviser”).

    WHEREAS, the Adviser has entered into an Investment Advisory Agreement as of September 15, 2021 with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), under which the Adviser will provide advisory services to, among other series of the Trust, Pacer Pacific Asset Floating Rate High Income ETF (the “Fund”), subject to the reorganization of Pacific Global Senior Loan ETF into the Fund.

    WHEREAS, the Trust’s Board of Trustees and the Adviser desire to retain the Sub-Adviser to furnish investment advisory services to the Fund, and the Sub-Adviser has agreed to act in such capacity.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

    1.    Appointment. The Adviser hereby appoints the Sub-Adviser to provide investment sub-advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

    2.    Delivery of Documents. The Adviser has furnished or will furnish to the Sub-Adviser with copies properly certified or authenticated of each of the following:

        (a)    the Trust’s Declaration of Trust and all amendments thereto or restatements thereof (such Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

        (b)    the Trust’s By-Laws and all amendments thereto;

        (c)    resolutions of the Trust’s Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

        (d)    the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto;

        (e)    the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-201530) and under the 1940 Act (File No.

811-23024), as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund; and

        (f)    the Trust’s most recent prospectus and Statement of Additional Information relating to the Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the “Prospectus”).

The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing as soon as commercially practicable.

    3.    Management. Subject to the supervision of the Trust’s Board of Trustees and the Adviser, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Fund and place all orders for the purchase and sale of securities, all on behalf of the Fund. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund’s investments, and will comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund as contained in the Prospectus. The Sub-Adviser and the Adviser will make their officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. The Sub-Adviser will report to the Trust’s Board of Trustees and the Adviser with respect to the implementation of such program.

    The Sub-Adviser further agrees that it:

        (a)    will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

        (b)    will conform with all applicable U.S. rules and regulations pertaining to its investment advisory activities;

        (c)    will place orders pursuant to its investment determinations for the Funds either directly with the issuer, with any regulated broker, dealer or other counterparty, or through any regulated trading venue. The Sub-Adviser will place orders for the purchase or sale of securities at such prices and commission rates as are consistent with its obligation to seek best execution of such transactions as such term is reasonably understood under the Investment Advisers Act of 1940 (“Advisers Act”). Where the Sub-Adviser places orders for the purchase or sale of securities for the Funds, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has been or will be furnishing research or other information or services which assist the Sub-Adviser’s performance of its investment decision-making responsibilities generally, provided that the commission cost is reasonable in relation to the brokerage and research services provided. Compensation received by the Sub-Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities be purchased from or sold to the Adviser or any of its affiliated brokers or dealers, the Sub-Adviser or any affiliated person of either the Trust, the Adviser or the Sub-Adviser, except as may be permitted under the 1940 Act;

        (d)    will report regularly to the Adviser and to the Trust’s Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Trust’s Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategy of the Fund, the performance of the Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser or the Trust’s Board of Trustees (including, without limitation, with respect to benefits obtained from brokerage);

        (e)    will maintain books and records with respect to the Trust’s securities transactions and will furnish the Adviser and the Trust’s Board of Trustees such periodic and/or special reports as the Adviser or the Trust’s Board of Trustees may request;

        (f)    will act upon instructions from the Adviser that are not inconsistent with its fiduciary duties hereunder;

        (g)    will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

        (h)    will receive the research and recommendations of the Adviser with respect to the investment and reinvestment of the assets of the Funds; and

        (i)    will vote proxies received by the Sub-Adviser in connection with securities held by the Funds consistent with its fiduciary duties hereunder.

    The Trust and the Adviser agree that the Sub-Adviser shall not advise or act for the Trust or the Adviser in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by the Fund or the issuers of such securities.

    4.    The Adviser’s Duties. The Adviser shall continue to have responsibility for all other services to be provided to the Fund pursuant to its Investment Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement. The Adviser shall also retain direct portfolio management responsibility with respect to any assets of the Fund that are not allocated by the Adviser to the portfolio management of the Sub-Adviser.

    5.    References to the Sub-Adviser. During the term of this Agreement, the Adviser agrees to furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to the Sub-Adviser or its clients in any way, prior to use thereof and not to use such material if the Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder by email, first-class or overnight mail, facsimile transmission equipment or hand delivery, Attn: Legal Department.

    6.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to maintain the records required to be maintained by subsections (b)(1), (b)(5), (b)(9), (b)(10), (b)(11), (e) and (f) of Rule 31a-1 under the 1940 Act and preserve them for the periods prescribed by Rule 31a-2 under the 1940 Act.

    7.    Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, custodial fees and expenses and stamp duties, if any) purchased for the Fund.

    8.    Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly, in accordance with Schedule A hereto (the “Sub-Advisory Fee”).

    9.    Services to Others. The Adviser understands, and has advised the Trust’s Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. The Adviser has no objection to the Sub-Adviser’s acts in such capacities, provided that whenever the Fund and one or more other investment companies or accounts advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a manner believed by the Sub-Adviser to be equitable consistent with its fiduciary obligations to the Fund and such other investment entities. The Adviser recognizes, and has advised the Trust’s Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the

Fund may obtain in a particular security. In addition, the Adviser understands, and has advised the Trust’s Board of Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

    10.    Limitation of Liability. The Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of the Sub-Adviser’s duties under this Agreement, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

    11.    Indemnification. The Adviser and the Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys’ fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

    12.    Duration and Termination. This Agreement shall become effective as to the Fund as of the effective date of the Trust’s Registration Statement for the Fund, provided that this Agreement has been approved by (i) the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall remain in effect with respect to the Fund for a period of two (2) years from its effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect with respect to the Fund thereafter for successive periods of twelve (12) months so long as such continuation is specifically approved at least annually by (a) the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trust’s Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of the Fund, and otherwise complies with the requirements of the 1940 Act.

    Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Trust’s Board of Trustees, by the vote of a majority of the outstanding voting securities of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ prior written notice to the other parties, or by the Adviser or the Sub-Adviser if either the Adviser or the Sub-Adviser shall materially breach this Agreement and Adviser or Sub-Adviser has been provided written notice and where such breach remains uncured for a period of sixty (60) days following such notice. In the event that the Trust terminates the Investment Advisory Agreement, this Agreement shall terminate concurrently with such termination. This Agreement will immediately terminate in the event of its assignment.

    As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms in the 1940 Act.

    13.    Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is in writing executed by each party hereto and, to the extent required by the 1940 Act or the rules or regulations thereunder (unless an exemptive or other relief granted by the Securities and Exchange Commission or its staff apply), approved by (i) the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Fund.

    14.    Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the investment and management of the Fund, and hereby supersedes any prior agreement by the parties hereto.

15.    Miscellaneous.
(a)    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(b)    This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the State of Delaware, without application of the principles of conflicts of laws, provided that nothing in this Agreement will be construed in any manner inconsistent with the Investment Company Act, Advisers Act or any rule or regulation of the SEC thereunder. Any action related to or arising out of or in connection with this Agreement shall be brought only in a federal or state court located in Kent County, Delaware, and each party hereby waives any defense of improper venue, inconvenient forum or other related defense in any such action brought in any such court.
(c)    Survival. Any termination of this Agreement shall not however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms, including, without limitation, Section 3(g), 6, 10, 11, 13, 15(b), 15(d)-(g), and 16.

(d)    Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.
(e)    Cooperation. All parties agree to cooperate fully and in good faith with any reasonable request by the other party to respond to any regulatory audit, investigation or inquiry, or legal action related to any of the activities contemplated by this Agreement and shall make its books and records relevant to services under this Agreement available during normal business hours. If any party requires or reasonably believes it needs copies of any records of the other party to respond to any regulatory inquiry or claim or suit from any individual or entity, the party from whom the records are requested shall supply copies of such records in a timely manner. Each party shall make its records relating to services under this Agreement reasonably available to any regulatory authorities, or in any judicial or arbitration proceeding involving another party if said records are the subject of a formal, specific request by such other party. In the foregoing circumstances, the requesting party shall bear all reasonable costs involved with copying and delivering such records.
(f)    If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement or the parties hereto, the provision will be deemed to be rescinded or modified to the extent required (but only to the extent required) to be consistent with any such law or rule. In all other respects, this Agreement will continue and remain in full force and effect.
16.    Notices. All notices under this Agreement shall be given in writing and shall be deemed to have been given and received on the date on which the notice is personally delivered, or, if sent by email, on the date of an email acknowledgment, or, if mailed, on the next business day after which it is deposited with a nationally-recognized express delivery service for next day delivery or the third business day after the date on which it is deposited in the United States mail, if mailed to the attention of the person at the following address, or at such other address(es) as may be designated by notice from such party to all other parties listed below:
(a)    If to Adviser:
Pacer Advisors, Inc.
500 Chesterfield Parkway

Malvern, PA 19355

With copies to:

Bruce Kavanaugh, Vice President
bruce.kavanaugh@pacerfinancial.com

John Ramírez, Counsel
john.ramirez@practus.com

(b)    If to Trust:
Pacer Funds Trust
500 Chesterfield Parkway
Malvern, PA 19355

Bruce Kavanaugh
bruce.kavanaugh@pacerfinancial.com

John Ramírez, Counsel
john.ramirez@practus.com

(c)    If to Sub-Adviser:

Pacific Asset Management LLC
840 Newport Center Drive, 7th Floor
Newport Beach, CA 92660

Dominic Nolan, CEO & Sr. Managing Director
dominic.nolan@pacificAM.com

with a copy to:

J. G. Lallande, Counsel
joseph.lallande@pacificlife.com

Each party may rely upon any written notice from any person reasonably believed by it to be a genuine and authorized representative of the other party.

* * *

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACER FUNDS TRUST

_/s/ Bruce Kavanaugh___________________________
By:
Name: Bruce Kavanaugh
Title: Secretary

PACER ADVISORS INC.

_/s/ Sean E. O'Hara___________________________
By:
Name: Sean E. O’Hara
Title: Director

PACIFIC ASSET MANAGEMENT LLC

_/s/ J.G. Lallande______________________
By:
Name: J. G. Lallande
Title: AVP, Counsel & Assistant Secretary

SCHEDULE A

The Sub-Advisory Fee shall be calculated as follows:
Adviser shall pay the following percentage(s) of “Net Profits” (as defined below) to Sub-Adviser.

(A)          Up to $500 million:        40%

(B)          More than $500 million:    50%

Each dollar remains at each threshold level and earns that fee in continuance. After reaching the next threshold, each new dollar will be added to that level. For example, the first $500 million dollars in Net Profits will be paid based on 40% of Net Profits and the next dollar will be paid based on 50% of Net Profits.

Net Profits of the Fund shall equal the amount of the Management Fee (as defined in the Prospectus) of the Fund less the sum of: (i) a distribution fee of 0.10% (10 bps) of such Fund’s total assets; and (ii) the Fund’s fees and expenses (“Included Expense”) as detailed in Schedule B.

In the event that the Fund’s Net Profits calculation is a negative amount, such net losses shall be borne wholly by the Adviser, and not shared with the Sub-Adviser in any way.

The Sub-Adviser will not be directly liable for any Fund-related expenses unless agreed to separately by the parties in writing. Adviser will notify Sub-Adviser promptly (i) of any changes in the expense categories or any material increase in the Included Expense outlined in Schedule B; and (ii) if payment of any Included Expense is made to an affiliate, subsidiary, employee, officer or director of Adviser, or any other “interested person.”

SCHEDULE B

Projected Fees and Expenses1

[ ]
1 May be subject to change. Fees and expenses will be invoiced when billing is incurred by Adviser.